EXHIBIT 99.1

PRESS RELEASE

Stewardship Financial Corporation Announces

Earnings for Second Quarter of 2015

Midland Park, NJ – July 30, 2015 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced net income for the three and six months ended June 30, 2015 of $1.2 million and $2.1 million, respectively, as compared to net income of $726,000 and $1.2 million for the three and six months ended June 30, 2014, respectively. After dividends on preferred stock, net income available to common shareholders was $1.8 million, or $0.30 per common share, for the first six months of 2015 compared to $890,000, or $0.15 per common share, for the comparable period of 2014.

Commenting on the quarter and year-to-date numbers, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “Our results continue to demonstrate our ability to generate improving earnings. The strong loan growth we have seen for the last few quarters continues – with growth in the loan portfolio of $29.8 million for the first six months of 2015, or 12.5% on an annualized basis. In addition, results benefited from continued improvement in asset quality.”

Operating Results

The Corporation reported net interest income of $5.5 million and $10.9 million for the three and six months ended June 30, 2015, compared to $5.4 million and $10.7 million for the equivalent prior year periods.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	July 30, 2015

Contributing to the improving results was the growth in average interest earning assets partially offset by reduced margins. The net interest margin was 3.40% for both the three and six months ended June 30, 2014 compared to 3.51% and 3.45% for the three and six months ended June 30, 2014, respectively. “Financial institutions, including the Corporation, continue to operate in this prolonged low interest rate environment where margins are generally expected to remain flat or show slight declines,” said Van Ostenbridge.

Noninterest income was reported at $882,000 and $1.8 million for the three and six months ended June 30, 2015, respectively, compared to $807,000 and $1.2 million for the equivalent prior year periods. The current year periods reflect increases in fees and service charges of $53,000 and $111,000 when compared to 2014. In addition, gains on sales of mortgage loans increased over the prior year three and six month periods as the Corporation has returned to selling the majority of residential loan production. Another positive factor was noninterest income for the six months ended June 30 2015 included gains of $152,000 from the sale of available for sale securities and $53,000 from the sale of other real estate owned. The prior year period included a loss of $241,000 from the sale of nonperforming loans.

For both 2015 and 2014, total noninterest expenses of amounted to $5.1 million and $10.2 million for the three and six month periods, respectively. The Corporation remains committed to controlling expenses even as growth in the balance sheet is achieved.

Asset Quality

For the three and six months ended June 30, 2015, results were positively impacted by the Corporation recording negative provisions for loan losses of $600,000 and $700,000, respectively. There were no provisions for loan losses recorded in either the three or six months ended June 30, 2014. During 2015,

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	July 30, 2015

the Corporation recorded $299,000 and $397,000 for the three and six month periods, respectively, of net recoveries of previously charged off loan balances. Furthermore, nonperforming loans continue to decline and were $2.5 million, or 0.50% of total loans at June 30, 2015 compared to $3.6 million, or 0.76%, at December 31, 2014 and $4.9 million, or 1.13%, a year earlier. Total nonperforming assets of $2.8 million, which includes other real estate owned, also showed continued improvement and represented just 0.39% of total assets at June 30, 2015 compared to 0.71% and 0.91% at December 31, 2014 and June 30, 2014, respectively.

Balance Sheet / Financial Condition

As of June 30, 2015, total assets reached $701.2 million, reflecting a slightly larger balance sheet when compared to assets of $693.6 million at December 31, 2014. A $29.8 million increase in gross loans for the first half of 2015 resulted from new loan originations, partially offset by normal principal amortization. As previously reported, early in 2015, the Corporation identified and sold approximately $27.8 million of available for sale securities with higher price volatility thus providing a portion of the funding for the loan growth while still continuing to manage overall asset growth.

Total deposits grew to $586.0 million at June 30, 2015, an increase of $29.5 million when compared to deposits of $556.5 million at December 31, 2014. Van Ostenbridge noted, “We are now focused on building on this growth in deposits to fund loan growth.”

In general, as a result of an increase in deposits, other borrowings decreased $21.7 million to $45.0 million at June 30, 2015. Other borrowings assist the Corporation in managing against rising interest rates through the extension of liabilities and enable us to handle temporary deposit outflows.

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	July 30, 2015

At June 30, 2015, capital levels continue to significantly exceed the regulatory capital requirements for a “well capitalized” institution with a tier 1 leverage ratio of 9.90% (4% requirement) and total risk based capital ratio of 14.47% (8% requirement).

About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.2 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014

Selected Financial Condition Data:
Cash and cash equivalents	$19,782	$21,035	$10,086	$10,850	$14,630
Securities available for sale	90,850	94,553	124,918	138,255	144,459
Securities held to maturity	58,363	55,811	55,097	54,234	54,225
FHLB Stock	2,833	3,026	3,777	2,882	2,429
Loans receivable:
Loans receivable, gross	507,105	490,087	477,320	443,006	433,198
Allowance for loan losses	(9,299)	(9,600)	(9,602)	(10,094)	(9,825)
Other, net	(132)	(7)	(19)	(17)	40
Loans receivable, net	497,674	480,480	467,699	432,895	423,413

Loans held for sale	1,416	798	—	364	259
Other assets	30,273	30,114	31,974	33,072	32,107
Total assets	$701,191	$685,817	$693,551	$672,552	$671,522

Noninterest-bearing deposits	$153,546	$141,406	$136,721	$140,345	$143,711
Interest-bearing deposits	432,453	424,916	419,755	416,666	422,669
Total deposits	585,999	566,322	556,476	557,011	566,380
Other borrowings	45,000	50,000	66,700	46,800	31,000
Securities sold under agreements to repurchase	—	—	—	100	7,601
Subordinated debentures	7,217	7,217	7,217	7,217	7,217
Other liabilities	2,123	2,166	4,189	4,166	2,329
Total liabilities	640,339	625,705	634,582	615,294	614,527
Shareholders' equity	60,852	60,112	58,969	57,258	56,995
Total liabilities and shareholders' equity	$701,191	$685,817	$693,551	$672,552	$671,522

Gross loans to deposits	86.54%	86.54%	85.78%	79.53%	76.49%

Equity to assets	8.68%	8.77%	8.50%	8.51%	8.49%

Asset Quality Data:
Nonaccrual loans	$2,539	$2,798	$3,628	$4,434	$4,875
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	2,539	2,798	3,628	4,434	4,875
Other real estate owned	219	320	1,308	2,090	1,225
Total nonperforming assets	$2,758	$3,118	$4,936	$6,524	$6,100

Nonperforming loans to total loans	0.50%	0.57%	0.76%	1.00%	1.13%
Nonperforming assets to total assets	0.39%	0.45%	0.71%	0.97%	0.91%
Allowance for loan losses to nonperforming loans	366.25%	343.10%	264.66%	227.65%	201.54%
Allowance for loan losses to total gross loans	1.83%	1.96%	2.01%	2.28%	2.27%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Selected Operating Data:
Interest income	$6,360	$6,186	$12,554	$12,331
Interest expense	842	810	1,635	1,649
Net interest and dividend income	5,518	5,376	10,919	10,682
Provision for loan losses	(600)	—	(700)	—
Net interest and dividend income
after provision for loan losses	6,118	5,376	11,619	10,682
Noninterest income:
Fees and service charges	557	504	1,036	925
Bank owned life insurance	101	106	197	202
Gain on calls and sales of securities	—	—	152	—
Gain on sales of mortgage loans	55	2	65	14
Loss on sales of loans	—	—	—	(241)
Gain on sales of other real estate owned	—	54	53	54
Other	169	141	297	252
Total noninterest income	882	807	1,800	1,206
Noninterest expenses:
Salaries and employee benefits	2,688	2,557	5,396	5,235
Occupancy, net	423	520	890	1,075
Equipment	165	175	321	363
Data processing	459	435	912	822
FDIC insurance premium	117	133	230	344
Other	1,253	1,286	2,405	2,361
Total noninterest expenses	5,105	5,106	10,154	10,200
Income before income tax expense	1,895	1,077	3,265	1,688
Income tax expense	673	351	1,126	456
Net income	1,222	726	2,139	1,232
Dividends on preferred stock	171	171	342	342
Net income available to common shareholders	$1,051	$555	$1,797	$890

Weighted avg. no. of diluted common shares	6,086,474	5,999,897	6,066,191	5,978,511
Diluted earnings per common share	$0.17	$0.09	$0.30	$0.15

Return on average common equity	9.25%	5.41%	8.03%	4.43%

Return on average assets	0.71%	0.44%	0.63%	0.37%

Yield on average interest-earning assets	3.91%	4.03%	3.91%	3.98%
Cost of average interest-bearing liabilities	0.70%	0.70%	0.68%	0.70%
Net interest rate spread	3.21%	3.33%	3.23%	3.28%

Net interest margin	3.40%	3.51%	3.40%	3.45%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Selected Operating Data:
Interest income	$6,360	$6,194	$6,534	$6,069	$6,186
Interest expense	842	793	767	791	810
Net interest and dividend income	5,518	5,401	5,767	5,278	5,376
Provision for loan losses	(600)	(100)	(300)	250	—
Net interest and dividend income
after provision for loan losses	6,118	5,501	6,067	5,028	5,376
Noninterest income:
Fees and service charges	557	479	568	510	504
Bank owned life insurance	101	96	103	100	106
Gain on calls and sales of securities	—	152	165	—	—
Gain on sales of mortgage loans	55	10	26	32	2
Loss on sales of loans	—	—	—	—	—
Gain on sales of other real estate owned	—	53	9	—	54
Other	169	128	119	122	141
Total noninterest income	882	918	990	764	807
Noninterest expenses:
Salaries and employee benefits	2,688	2,708	2,738	2,624	2,557
Occupancy, net	423	467	420	439	520
Equipment	165	156	157	167	175
Data processing	459	453	447	433	435
FDIC insurance premium	117	113	103	133	133
Other	1,253	1,152	1,179	1,193	1,286
Total noninterest expenses	5,105	5,049	5,044	4,989	5,106
Income before income tax expense	1,895	1,370	2,013	803	1,077
Income tax expense	673	453	712	251	351
Net income	1,222	917	1,301	552	726
Dividends on preferred stock	171	171	171	170	171
Net income available to common shareholders	$1,051	$746	$1,130	$382	$555

Weighted avg. no. of diluted common shares	6,086,474	6,045,683	6,030,561	6,026,848	5,999,897
Diluted earnings per common share	$0.17	$0.12	$0.19	$0.06	$0.09

Return on average common equity	9.25%	6.77%	10.41%	3.58%	5.41%

Return on average assets	0.71%	0.54%	0.75%	0.33%	0.44%

Yield on average interest-earning assets	3.91%	3.90%	4.04%	3.85%	4.03%
Cost of average interest-bearing liabilities	0.70%	0.67%	0.64%	0.68%	0.70%
Net interest rate spread	3.21%	3.23%	3.40%	3.17%	3.33%

Net interest margin	3.40%	3.41%	3.57%	3.36%	3.51%

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